UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 19, 2004

TRM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation)	0-19657 (Commission File Number)	93-0809419 (IRS Employer Identification No.)

5208 N.E. 122nd Avenue
Portland, Oregon 97230
(Address of Principal Executive Offices) (Zip Code)

(503) 257-8766
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits
Signatures

Item 9.01 Financial Statements and Exhibits

(b) Unaudited Pro Forma Condensed Combined Financial Statement

     As previously disclosed in our current Reports on Form 8-K filed with the Securities and Exchange Commission on September 22, 2004, November 26, 2004 and February 7, 2005, on November 19, 2004, we acquired substantially all of the assets of the eFunds ATM business for cash. The purchase price was $150 million, excluding adjustments for vault cash, fees, expenses and similar items.

     The following unaudited pro forma condensed consolidated statement of operations has been prepared to give effect to our acquisition of the eFunds ATM business, using the purchase method of accounting, and with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations. We present the accompanying unaudited pro forma condensed consolidated statement of operations using our condensed consolidated statement of operations for the year ended December 31, 2004 and the statement of operations of the eFunds ATM business for the period from January 1, 2004 through the date of acquisition, giving effect to the acquisition as if it had occurred on January 1, 2003.

     The following unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and does not purport to be indicative of the consolidated results of operations for future periods or the results that actually would have been realized had we acquired the eFunds ATM business as of the date specified. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our historical consolidated financial statements and the notes thereto which were previously included in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and the financial statements and notes thereto of the ATM Business of eFunds Corporation, and our unaudited pro forma condensed consolidated balance sheet as of September 30, 2004, our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003, and the accompanying notes to unaudited condensed consolidated financial statements included in our Current Report on Form 8K/A filed February 7, 2005 with the Securities and Exchange Commission.

TRM Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2004
(In thousands, except per share data)

		Historical
	Historical	eFunds	Pro forma		Pro forma
	TRM	ATM	adjustments		combined
Sales	$126,027	$122,457			$248,484
Less discounts	33,385	75,769			109,154

Net sales	92,642	46,688			139,330
Cost of sales	50,212	19,869	$(1,349)	B	69,399
			667	B

Gross profit	42,430	26,819			69,931
Selling, general and administrative expense:
Allocated corporate and technology overhead	—	12,532			12,532
Other	28,625	13,528	(2,484)	C	44,707
			5,038	C
Asset retirements	68	—			68

Operating income	13,737	759			12,624
Interest and other expense net	1,460	231	7,967	D	9,536
			(122)	E

Income from continuing operations before income taxes	12,277	528			3,088
Provision for income taxes	3,930	158	(3,692)	F	396

Income from continuing operations	8,347	370			2,692
Loss from discontinued operations	(419)	—			(419)

Net income	$7,928	$370			$2,273

Basic and diluted per share information:
Income from continuing operations	$8,347				$2,692
Preferred stock dividend	(1,329)				(1,329)
Excess of cash paid over carrying value of preferred stock redeemed	(48)				(48)
Income allocated to Series A preferred shareholders	(920)				(174)

Income from continuing operations available to common shareholders	$6,050				$1,141

Shares used in computing basic income per common share	9,221				9,221
Shares used in computing diluted income per common share	10,067				10,067

Income from continuing operations per common share:
Basic	$.66				$.12
Diluted	$.60				$.11

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

TRM Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Note 1. Basis of Presentation

     On November 19, 2004, we acquired substantially all of the assets constituting eFunds’ ATM business in the United States and Canada for cash. The purchase price was $150 million plus vault cash, subject to purchase price and related adjustments. The unaudited pro forma condensed consolidated statement of operations has been prepared to give effect to our acquisition of the eFunds ATM business, using the purchase method of accounting, and with the assumptions and adjustments described below. The unaudited pro forma condensed consolidated statement of operations is presented using our condensed consolidated statement of operations for the year ended December 31, 2004 with the statement of operations of the eFunds ATM business for the period January 1, 2004 through November 19, 2004 assuming the transaction occurred on January 1, 2003. The statement of operations for the eFunds ATM business has been reclassified to conform to our presentation. The unaudited results of the eFunds ATM business included in the pro forma information for the period January 1, 2004 through November 19, 2004 have been derived from financial statements of this business for the nine months ended September 30, 2004.

     The components of the purchase price, including the cost of vault cash acquired by TRM Inventory Funding Trust, are approximately as follows (in thousands):

Base price	$150,000
Working capital adjustment	1,500
Vault cash	47,160
Direct acquisition costs	4,046

Total purchase price	$202,706

     The final purchase price is dependent on the actual working capital of the acquired business on the closing date, the actual direct acquisition costs, and the actual vault cash based on reconciliations subsequent to the closing date. We allocated the total purchase price to the estimated fair value of the assets acquired and liabilities assumed. In performing this allocation, management considered various factors including a valuation analysis of intangible assets by outside consultants. The purchase price allocation is subject to further refinement and change during 2005.

     There were no transactions directly between eFunds and us during the period presented. Therefore, no eliminations are necessary. During the period January 1, 2004 through November 19, 2004, we performed service on eFunds’ ATMs as a subcontractor for a third party. Our billings to the third party were approximately $1.5 million for this period.

Note 2. Corporate Expense Allocations to eFunds ATM Business

     The statement of operations of eFunds’ ATM business include expense allocations for certain corporate functions historically provided by eFunds. These expense allocations have been assigned to eFunds’ ATM business based on the most recent information available to management and may not be reflective of actual costs had eFunds’ ATM business been a stand-alone company during the period presented. The expense allocations include the following:

     General corporate expenses: Represents costs related to corporate functions such as accounting, treasury, tax, legal, executive oversight, human resources and other services. The allocations are primarily driven by headcount or time spent on behalf of eFunds’ ATM business. Other allocation methodologies employed include equal sharing of costs incurred that benefit each of eFunds’ business units equally and dedicated costs that are managed in eFunds’ corporate unit but benefit a particular business unit 100%.

     Technology expenses: Represents costs that solely benefit eFunds’ ATM business, such as dedicated facility costs, ATM system infrastructure development and enhancement costs, and ATM specific telecom/network costs. These costs are managed in the eFunds’ technology shared services group and are allocated 100% to eFunds’ ATM business. Other technology expenditures such as internal management systems, security and disaster recovery are costs that benefit each of eFunds’ business units equally and are allocated on an equal basis.

     The following table presents the expense allocations reflected in eFunds’ ATM business’ financial statement (in thousands):

January 1, 2004 through
November 19, 2004
Corporate	$7,033
Technology	5,499

Total	$12,532

Note 3. Pro Forma Adjustments

     The pro forma adjustments are based on a preliminary allocation of the purchase price to assets acquired and liabilities assumed. This allocation is subject to refinement and change during 2005. In performing this allocation, management considered various factors including a valuation analysis of intangible assets by outside consultants.

A.	Acquisition of eFunds’ ATM business.

The purchase price was preliminarily allocated as follows (in thousands):

Current assets	$4,814
Equipment	5,024
Amortizable intangible assets:
Merchant contracts	32,700
Shared services agreement	2,700
Noncompete agreement	2,000
Goodwill	116,194
Liabilities assumed	(7,886)

Subtotal excluding vault cash	155,546
Vault cash	47,160

Net assets acquired	$202,706

We financed the acquisition, in part, from a $120 million term loan with an initial interest rate of 7.5%. Interest on our term loan is at a variable rate. A 1/8% increase in the annual interest rate would cause our interest expense to increase by $150,000 per year.

Simultaneously with our acquisition of the assets of the eFunds ATM business, TRM Inventory Funding Trust, a special-purpose entity that is included in our consolidated financial statements, borrowed additional funds and acquired eFunds’ vault cash which was approximately $47,160,000.

B.	Depreciation of equipment.

Depreciation, which is included in cost of sales, is adjusted by reversing depreciation included in eFunds’ statement of operations and adding estimated depreciation, on a straight-line basis, of the fair value of the equipment acquired over an estimated average remaining useful life of 6.9 years.

C.	Amortization of intangible assets.

Amortization, which is included in selling, general and administrative expense, is adjusted by reversing amortization included in eFunds’ statement of operations, and adding estimated amortization of the intangible assets with finite lives acquired from eFunds. Merchant contracts are amortized over a ten-year life on an accelerated basis intended to reflect the cash flow patterns and duration used in estimating the value of the acquired contracts. The value assigned to a shared services agreement with eFunds is amortized over seven years (management’s estimate of the most likely term of the agreement, including one two-year renewal) on a straight-line basis. The value assigned to a non-compete agreement with eFunds is amortized over the five-year life of the non-compete covenants in the purchase agreement on a straight-line basis. Goodwill is not subject to amortization.

D.	Interest expense.

Interest expense on the $120 million term loan at 7.5% is included as an adjustment to interest and other expense.

E.	Interest income.

An estimate of interest earned on cash used in the acquisition, other than from borrowings, is reversed. Interest was earned on cash proceeds from our public stock offering in early September 2004 at a rate of approximately 1.75%.

F.	Provision (benefit) for income taxes.

A benefit is included to reflect the tax effect of the pro forma adjustments at the statutory tax rates during the periods presented.

Note 4. Pro Forma Earnings per Share.

     Basic pro forma earnings per share was computed based on the weighted average shares of our common stock outstanding during the period presented.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM Corporation
Dated: June 10, 2005	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
		Title:	Chief Financial Officer